Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 No. 333-177993) of Och-Ziff Capital Management Group LLC, and

2)	Registration Statement (Form S-8 No. 333-155315) pertaining to the Amended and Restated 2007 Equity Incentive Plan of Och-Ziff Capital Management Group LLC;

of our reports dated February 28, 2013, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Och-Ziff Capital Management Group LLC included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

New York, New York

February 28, 2013